Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of January 11, 2003, by and between PINNACLE ENTERTAINMENT, INC., a Delaware corporation (“Company”), and STEPHEN H. CAPP, an individual (“Executive”), with respect to the following facts and circumstances:

RECITALS

Company desires to employ Executive as of the date hereof and to retain Executive as Executive Vice President and Chief Financial Officer of Company commencing on or about January 11, 2003, on the terms and conditions set forth herein. Executive desires to be retained by Company in such capacities, on the terms and conditions and for the consideration set forth below.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

EMPLOYMENT AND TERM

1.1 Employment. Company agrees to employ Executive and to engage Executive in the capacity as Executive Vice President and Chief Financial Officer of the Company, and Executive hereby accepts such engagement by Company upon the terms and conditions specified below.

1.2 Term. The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue in force until January 11, 2007, unless earlier terminated under Article 6 below.

ARTICLE 2

DUTIES OF EXECUTIVE

2.1 Duties. Executive shall perform all the duties and obligations generally associated with the position of Executive Vice President and Chief Financial Officer, as chief financial officer with responsibility for supervision of the financial, financial reporting and accounting functions of the Company and its affiliates, including any parent(s) thereof, subject to the control and supervision of the Chief Executive Officer, and such other executive duties consistent with the foregoing as may be assigned to him from time to time by the Chief Executive Officer of Company. Executive shall report to the Chief Executive Officer and shall be appointed by the Board of Directors as a corporate executive officer of the Company at all times during the Term. Executive shall perform the services contemplated herein faithfully, diligently, to the best of his ability and in the best interests of Company. Executive shall devote all his business time and efforts to the rendition of such services. Executive shall, at all times perform such services in compliance with, and to the extent of his authority, shall to the best of his ability cause Company to be in compliance with any and all laws, rules and regulations applicable to Company of which Executive is aware. Executive shall, at all times during the Term, in all material respects adhere to and obey any and all written internal rules and regulations governing the conduct of Company’s employees, as established or modified from time to time; provided, however, in the event of any conflict between the provisions of this Agreement and any such rules or regulations, the provisions of this Agreement shall control.

2.2 Location of Services. Executive’s principal place of employment shall be at Company’s office in Las Vegas, Nevada. Executive understands he will be required to travel to Company’s various operations and offices as part of his employment.

2.3 Exclusive Service. Except as otherwise expressly provided herein, Executive shall devote his entire business time, attention, energies, skills, learning and best efforts to the business of Company. Executive may participate in social, civic, charitable, religious, business, educational or professional associations and, with the prior approval of the Chief Executive Officer, serve on the boards of directors of companies, so long as such participation does not materially interfere with the duties and obligations of Executive hereunder. This Section 2.3, however, shall not be construed to prevent Executive from making passive outside investments so long as such investments do not require material time of Executive or otherwise interfere with the performance of Executive’s duties and obligations hereunder. Executive shall not make any investment in an enterprise that competes with Company without the prior written approval of Company after full disclosure of the facts and circumstances; provided, however, that this sentence shall not preclude Executive from owning up to one percent (1%) of the securities of a publicly traded entity (a “Permissible Investment”). During the Term, Executive shall not directly or indirectly work for or provide services to or, except as permitted above, own an equity interest in any person, firm or entity engaged in the casino gaming, card club, or horse racing business. In this regard, Executive acknowledges that the gaming industry is national in scope and that accordingly this covenant shall apply throughout the world generally, and particularly in the United States, Canada, Europe, the Caribbean, Mexico and South America. This Section 2.3 shall also not be construed to prevent Executive from consulting with and assisting the firm of Bear, Stearns & Co. Inc. or its successor (the “Firm”) for a reasonable period of time in transitioning files and client matters that Executive has been working on or been responsible for while associated with the Firm, provided, however, that Executive shall not be involved in any matters with the Firm that conflict with or are adverse to the Company’s business.

ARTICLE 3

COMPENSATION

3.1 Salary. In consideration for Executive’s services hereunder, Company shall pay Executive an annual salary at the rate of Three Hundred Sixty Thousand Dollars ($360,000) per year during each of the years of the Term; payable in accordance with Company’s regular payroll schedule from time to time (less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated withholdings), such salary to commence on the date Executive becomes Executive Vice President and Chief Financial Officer of the Company.

3.2 Bonus. Executive shall be entitled to earn bonuses with respect to each year of the Term during which Executive is employed under this Agreement of up to One Hundred Eighty Thousand Dollars ($180,000) per year in the discretion of the Chief Executive officer or Board of Directors, as applicable, provided, however, that for the first two years of Executive’s employment, Executive shall be entitled to receive a bonus of not less than One Hundred Forty Thousand Dollars ($140,000) per year. Any such bonuses received or earned by Executive shall be paid annually within ninety (90) days after the conclusion of Company’s fiscal year. The amount of and criteria for earning bonuses may be adjusted by mutual agreement of Executive and the Company. Bonuses relative to partial years (or a termination caused by death or disability) shall be prorated.

3.3 Starting and Relocation Bonus. Upon execution of this Agreement, Company shall pay to Executive a one-time starting and relocation bonus in the amount of Fifty Thousand Dollars ($50,000).

3.4 Stock Options. As an additional element of compensation to Executive, in consideration of the services to be rendered hereunder, Company shall grant to Executive options to purchase Two Hundred Eighty Six Thousand Seven Hundred Thirty Nine (286,739) shares of the Company’s common stock, which shall have an exercise price equal to the fair market value of such stock on the date hereof. The options shall vest in five equal consecutive annual installments of twenty percent (20%) each, with the first twenty percent (20%) vested on the first anniversary of the date hereof. In the event of a termination caused by death or disability, the options shall vest as of the date of death or disability (in addition to any vesting that previously occurred) with respect to a percentage of the shares subject to this Option determined by multiplying twenty percent (20%) by a fraction, the numerator of which is the number of days from the first day of the year in which such death or disability occurs until the date of such death or disability, and the denominator of which is 365. The terms and conditions of such options shall be governed by the stock option agreement of even date herewith.

3.5 Long Term Bonus. Executive understands that shareholder approval may be required relative to the issuance of certain shares covered by the option specified in Section 3.4 above under applicable rules of the New York Stock Exchange. Company agrees that if such approval has not been secured by the date on which Executive wishes to exercise the option or the end of the Term, whichever is sooner, then Executive shall be paid a cash bonus equal, with respect to each option as to which shareholder approval was required and not obtained, to the difference between Six Dollars and Five Cents ($6.05) and the Fair Market Value of the Company’s common stock on the relevant date or dates. Such bonus shall be payable, however, only to the extent that Executive could have exercised such options under the terms of the governing stock option agreement, disregarding the requirement of shareholder approval. If the outstanding shares of the Common Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company or a successor entity, or for other property (including, without limitation, cash), through reorganization, recapitalization, reclassification, stock combination, stock dividend, stock split, reverse stock split, spin-off or other similar transaction, an appropriate and proportionate adjustment will be made in such bonus corresponding to the adjustment that would have been made in the options under Section 5.1 of the governing stock option agreement. Fair Market Value shall mean the closing sales price for the Company’s Common Stock on the principal exchange on which the Company’s common stock is then listed.

3.6 Moving Expenses. Company shall pay for the reasonable expenses of moving Executive and his family, personal belongings and vehicles to Las Vegas, Nevada in accordance with Company’s normal relocation policy. Executive shall submit to Company a reasonable quote from a moving company and Company will arrange for direct billing.

ARTICLE 4

EXECUTIVE BENEFITS

4.1 Vacation. In accordance with the general policies of Company applicable generally to other senior executives of Company pursuant to Company’s personnel policies from time to time, Executive shall be entitled to four weeks vacation each calendar year, without reduction in compensation.

4.2 Company Employee Benefits. Executive shall receive all group insurance and pension plan benefits and any other benefits on the same basis as they are available generally to other senior executives of Company under Company personnel policies in effect from time to time.

4.3 Conferences and Seminars. Executive will attend conferences and seminars from time to time as a representative of the Company upon the approval of the Chief Executive Officer. The Company shall pay on behalf of Executive, or reimburse Executive for, all reasonable costs and expenses of Executive in connection with such conferences, seminars and events.

4.4 Benefits. Executive shall receive all other such fringe benefits as Company may offer generally to other senior executives of Company under Company personnel policies in effect from time to time, such as health and disability insurance coverage and paid sick leave. In the event that the Company’s group health plan does not cover the annual physical examination of Executive the Company shall bear the cost of such examinations.

4.5 Indemnification. Executive shall have the benefit of indemnification to the fullest extent permitted by applicable law, which indemnification shall continue after the termination of this Agreement for such period as may be necessary to continue to indemnify Executive for his acts during the term hereof. Company shall cause Executive to be covered by the current policies of directors and officers liability insurance covering directors and officers of Company, copies of which have been provided to Executive, in accordance with their terms, to the maximum extent of the coverage available for any director or officer of Company. Company shall use commercially reasonable efforts to cause the current policies of directors and officers liability insurance covering directors and officers of Company to be maintained throughout the term of Executive’s employment with Company and for such period thereafter as may be necessary to continue to cover acts of Executive during the term of his employment (provided that Company may substitute therefor, or allow to be substituted therefor, policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect).

ARTICLE 5

REIMBURSEMENT FOR EXPENSES

5.1 Executive shall be reimbursed by Company for all ordinary and necessary expenses incurred by Executive in the performance of his duties or otherwise in furtherance of the business of Company in accordance with the policies of Company in effect from time to time. Executive shall keep accurate and complete records of all such expenses, including but not limited to, proof of payment and purpose. Executive shall account fully for all such expenses to Company.

ARTICLE 6

TERMINATION

6.1 Termination for Cause. Without limiting the generality of Section 6.2, Company shall have the right to terminate Executive’s employment, without further obligation or liability to Executive, upon the occurrence of any one or more of the following events, which events shall be deemed termination for cause.

6.1.1 Failure to Perform Duties. If Executive neglects to perform the material duties of his employment under this Agreement in a professional and businesslike manner after having received written notice specifying such failure to perform and a reasonable opportunity to perform.

6.1.2 Willful Breach. If Executive willfully commits a material breach of this Agreement or a material willful breach of his fiduciary duty to Company.

6.1.3 Wrongful Acts. If Executive is convicted of a felony involving acts of moral turpitude or commits fraud, misrepresentation, embezzlement or other acts of material misconduct against the Company (including violating or condoning the violation of any material rules or regulations of gaming authorities which could have a material adverse effect on the Company) that would make the continuance of his employment by Company materially detrimental to Company.

6.1.4 Disability. If Executive is physically or mentally disabled from the performance of a major portion of his duties for a continuous period of one hundred twenty (120) days or greater, which determination shall be made in the reasonable exercise of Company’s judgment, provided, however, if Executive’s disability is the result of a serious health condition as defined by the federal Family and Medical Leave Act (or its Nevada equivalent) (“FMLA”), Executive’s employment shall not be terminated due to such disability at any time during or after any period of FMLA-qualified leave except as permitted by FMLA. If there should be a dispute between Company and Executive as to Executive’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) days after a request for designation of such party, then a physician or psychiatrist designated by Company. The certification of such physician or psychiatrist as to the questioned dispute shall be final and binding upon the parties hereto.

6.1.5 Failure To Be Licensed. Executive shall apply for all applicable gaming licenses within ninety (90) days of the date hereof. If Executive fails to be licensed in all jurisdictions in which the Company or its subsidiaries has gaming facilities within the date required by any jurisdiction, or if any of such licenses shall be revoked or suspended at any time during the Term, then the Company may by written notice to Executive terminate the Agreement for cause. Executive agrees to promptly submit to the licensing requirements of all jurisdictions in which the Company or its subsidiaries does business. The Company shall bear all expenses incurred in connection with such licenses.

6.2 Termination Without Cause. Notwithstanding anything to the contrary herein, Company shall have the right to terminate Executive’s employment under this Agreement at any time without cause by giving notice of such termination to Executive.

6.3 Termination by Executive for Good Reason. Executive may terminate his employment under this Agreement on thirty (30) days prior notice to Company for good reason. For purposes of this Agreement, “good reason” shall mean and be limited to (a) a material breach of this Agreement by Company (including without limitation any material reduction in the authority or duties of Executive, or any relocation of his or its principal place of business outside the greater Las Vegas metropolitan area (without Executive’s consent) and the failure of Company to remedy such breach within thirty (30) days after written notice (or as soon thereafter as practicable so long as it commences effectuation of such remedy within such time period and diligently pursues such remedy to completion as soon as practicable); or (b) a “change of control” with respect to the Company followed by (i) any diminution of Executive’s authority, duties or responsibilities as set forth in Section 2.1; or (ii) during the first twelve (12) months following a change in control, the failure of the Company to award Executive an annual bonus equal to at least seventy-five percent (75%) of the average amount of the annualized bonus paid to Executive for the last two (2) full years; or (iii) his termination by the Company. For purposes of this Agreement, a change of control shall mean (i) a sale of all or substantially all of the property of the Company, or (ii) a sale to any one person, corporation, entity or group of stock possessing more than thirty percent (30%) of the aggregate voting power of the then outstanding stock of Company to another person, corporation or entity, or (iii) a change in the majority of the Board of Directors which is not approved by a majority of the members of the Board of Directors as of the date of this Agreement or directors whose election or appointment to the Board of Directors is approved by directors, or (iv) the dissolution for liquidation of Company, or (v) the reorganization, merger or combination of the Company with one or more corporations or entities unless the Company’s shareholders or lenders immediately before such reorganization, merger or combination own stock or equity possessing more than fifty percent (50%) of the voting power of the stock or equity of the surviving corporation or entity in substantially the same proportions after such reorganization, merger or combination as they owned in the Company immediately before such reorganization, merger, or combination.

6.4 Effectiveness on Notice. Any termination under this Section 6 shall be effective upon receipt of notice by Executive or Company, as the case may be, of such termination or upon such other later date as may be provided herein or specified by Company or Executive in the notice (the “Termination Date”), except as otherwise provided in this Section 6.

6.5 Effect of Termination.

6.5.1 Payment of Salary and Expenses Upon Termination. If the Term of this Agreement is terminated, all benefits provided to Executive by Company hereunder shall thereupon cease and Company shall pay or cause to be paid to Executive all accrued but unpaid salary and vacation benefits. In addition, promptly upon submission by Executive of his unpaid expenses incurred prior to the Termination Date and owing to Executive pursuant to Article 5, reimbursement for such expenses shall be made. If the Term of the Agreement is terminated for “cause,” Executive shall not be entitled to receive any payments other than as specified in this Section 6.5.1, and provided that Executive may exercise any vested options.

(a)	Termination for Disability. In the event of a termination under Section 6.1.4 (for disability), Executive may be eligible for benefits under the applicable State Disability Insurance program for his first six months of disability. In addition, Executive shall be eligible for benefits provided for and shall immediately thereafter be eligible for the benefits under any long term disability insurance policy which Company may have as in effect from time to time. Eligibility and benefits with regard to either insurance program shall be governed by the provisions of the insurance program or policy and shall not be the responsibility of Company. In the event of a termination under Section 6.1.4, the “Covenant Not to Compete” set forth in Section 7.4 below shall not apply in any respect to Executive and the term of the “No Hire Away Policy” in Section 7.5 shall be limited to six (6) months from the date of termination.

6.5.2 Termination Without Cause or Termination by Executive for Good Reason. If Company terminates Executive without cause or Executive terminates for good reason, the following shall apply:

(a)	So long as Executive does not compete with Company or its subsidiaries in the gaming business prior to the end of the

Term, Executive shall be entitled to receive an amount equal to Three Hundred Sixty Thousand Dollars ($360,000) per year (plus unpaid guaranteed bonuses applicable to the first two (2) years of Executive’s employment, plus, in the event of a “change in control” of the Company as defined in Section 6.3(b) in the middle of a year, any bonus or prorated portion thereof that Executive is otherwise entitled to for that year) through the end of the Term, or, if the remaining portion of the Term is less than one (1) year, for one year (the “Severance Benefit”), payable in accordance with Company’s regular salary payment schedule from time to time, plus any amounts payable under Section 6.5.1 above, plus a continuation of health and disability insurance coverage as specified in Section 6.5.2(c), provided that in the event Executive’s employment is terminated by the Company or by Executive after a “change in control” of the Company, as defined in Section 6.3(b) followed by (i) Executive’s termination by the Company, or (ii) any diminution of Executive’s authority, duties or responsibilities as set forth in Section 2.1, or (iii) during the first twelve (12) months following a change in control, the failure of the Company to award Executive an annual bonus equal to at least seventy-five percent (75%) of the average amount of the annualized bonus paid to Executive for the last two (2) full years, the Severance Benefit shall be payable to Executive in a lump sum as soon as practicable, but in no event later than thirty (30) days after the termination of Executive’s employment. If the Company terminates Executive without cause other than in connection with a “change in control” of the Company, Executive shall have an affirmative obligation to mitigate his Severance Benefit, except with respect to two (2) year’s base salary plus one year’s guaranteed bonus to the extent such guaranteed bonuses have not already been paid to Executive. Executive shall have no obligation to mitigate to the extent he is entitled to receive a lump sum Severance Benefit. Should Executive compete with Company or its subsidiaries prior to the end of the Term, Executive shall not be entitled to receive any additional payments from Company with respect to periods after the commencement of any such competitive activity under this Section 6.5.2 or otherwise and all such obligations shall be extinguished.

(b)	In addition to those already vested, all unvested stock options held by Executive shall be deemed immediately and fully vested and exercisable by Executive;

(c)	So long as Executive does not compete with Company or its subsidiaries in the gaming business prior to the end of the Term, Executive will also be entitled to receive health benefits coverage for Executive and his dependents, and disability insurance coverage for Executive, under the same plan(s) or arrangement(s) under which Executive was covered immediately before his termination of employment or plan(s) established or arrangement(s) provided by the Company or any of its Subsidiaries thereafter for the benefit of senior executives. Such health benefits and disability coverage shall be paid for by the Company to the same extent as if Executive were still employed by the Company, and Executive will be required to make such payments as Executive would be required to make if Executive were still employed by the Company. The benefits provided under this Section 6.5.2(c) shall continue until the earlier of (a) the end of the Term, or, if the remaining portion of the Term is less than one (1) year, for one year following Executive’s termination of employment with the Company and all of its Subsidiaries, (b) the date Executive becomes covered under any other group health plan or group disability plan (as the case may be) not maintained by the Company or any of its Subsidiaries; provided, however, that if such other group health plan excludes any pre-existing condition that Executive or Executive’s dependents may have when coverage under such group health plan would otherwise begin, coverage under this Section 6.5.2(c) shall continue (but not beyond the period described in clause (a) of this sentence) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. In the event Executive is required to make an election under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) to qualify for the benefits described in this Section 6.5.2(c), the obligations of the Company and its Subsidiaries under this Section 6.5.2(c) shall be conditioned upon Executive’s timely making such an election.

(d)	The “Covenant Not to Compete” set forth in Section 7.4 below shall not apply in any respect to Executive (except as the same may affect his entitlement to payments under Section 6.5.2(a) hereof) and the term of the “No Hire Away Policy” in Section 7.5 shall be limited to six (6) months from the date of termination.

6.6 Suspension. In lieu of terminating Executive’s employment hereunder for cause under Section 6.1, Company shall have the right, at its sole election, to suspend the performance of duties by Executive under this Agreement during the continuance of events or circumstances under Section 6.1 for an aggregate of not more than thirty (30) days during the Term (the “Default Period”) by giving Executive written notice of Company’s election to do so at any time during the Default Period. Company shall have the right to extend the Term beyond its normal expiration date by the period(s) of any suspension(s). Company’s exercise of its right to suspend the operation of this Agreement shall not preclude Company from subsequently terminating Executive’s employment hereunder. Executive shall not render services to any other person, firm or corporation in the casino business during any period of suspension. Executive shall be entitled to continued compensation and benefits pursuant to the provisions of this Agreement during the Default Period.

6.7 Exercisability of Options. As provided in the stock option agreements, all vested options will terminate on the earlier of (a) the expiration of the ten (10) year term of such options, or (b) one (1) year after the termination of Executive’s employment with the Company, regardless of the cause of such termination, except that, in the event of a termination for “Cause” or Executive’s termination without good reason, all vested options will terminate on the earlier of (i) the expiration of the ten (10) year term of such options, or (ii) ninety (90) days after the termination. As provided in the stock option agreements, unvested options will terminate on the termination of Executive’s employment with the Company, except to the extent that such options become vested as a result of such termination.

ARTICLE 7

CONFIDENTIALITY

7.1 Nondisclosure of Confidential Material. In the performance of his duties, Executive may have access to confidential records, including, but not limited to, development, marketing, organizational, financial, managerial, administrative and sales information, data, specifications and processes presently owned or at any time hereafter developed or used by Company or its agents or consultants that is not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and is disclosed to Executive in confidence. Executive acknowledges that the Confidential Material constitutes proprietary information of Company which draws independent economic value, actual or potential, from not being generally known to the public or to other persons who could obtain economic value from its disclosure or use, and that Company has taken efforts reasonable under the circumstances, of which this Section 7.1 is an example, to maintain its secrecy. Except in the performance of his duties to Company or as required by a court order, Executive shall not, directly or indirectly for any reason whatsoever, disclose, divulge, communicate, use or otherwise disclose any such Confidential Material, unless such Confidential Material ceases to be confidential because it has become part of the public domain (not due to a breach by Executive of his obligations hereunder). Executive shall also take all reasonable actions appropriate to maintain the secrecy of all Confidential Information. All records, lists, memoranda, correspondence, reports, manuals, files, drawings, documents, equipment, and other tangible items (including computer software), wherever located, incorporating the Confidential Material, which Executive shall prepare, use or encounter, shall be and remain Company’s sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement, or whenever requested by Company, Executive shall promptly deliver to Company any and all of the Confidential Material, not previously delivered to Company, that is in the possession or under the control of Executive.

7.2 Assignment of Intellectual Property Rights. Any ideas, processes, know-how, copyrightable works, maskworks, trade or service marks, trade secrets, inventions, developments, discoveries, improvements and other matters that may be protected by intellectual property rights, that relate to Company’s business and are the results of Executive’s efforts during the Term (collectively, the “Executive Work Product”), whether conceived or developed alone or with others, and whether or not conceived during the regular working hours of Company, shall be deemed works made for hire and are the property of Company. In the event that for whatever reason such Executive Work Product shall not be deemed a work made for hire, Executive agrees that such Executive Work Product shall become the sole and exclusive property of Company, and Executive hereby assigns to Company his entire right, title and interest in and to each and every patent, copyright, trade or service mark (including any attendant goodwill), trade secret or other intellectual property right embodied in Executive Work Product. Company shall also have the right, in its sole discretion to keep any and all of Executive Work Product as Company’s Confidential Material. The foregoing work made for hire and assignment provisions are and shall be in consideration of this agreement of employment by Company, and no further consideration is or shall be provided to Executive by Company with respect to these provisions. Executive agrees to execute any assignment documents Company may require confirming Company’s ownership of any of Executive Work Product. Executive also waives any and all moral rights with respect to any such works, including without limitation any and all rights of identification of authorship and/or rights of approval, restriction or limitation on use or subsequent modifications. Executive promptly will disclose to Company any Executive Work Product.

7.3 No Unfair Competition After Termination of Agreement. Executive hereby acknowledges that the sale or unauthorized use or disclosure of any of Company’s Confidential Material obtained by Executive by any means whatsoever, at any time before, during or after the Term shall constitute unfair competition. Executive shall not engage in any unfair competition with Company either during the Term or at any time thereafter.

7.4 Covenant Not to Compete. In the event this Agreement is terminated by Company for cause under Section 6.1 above, or by Executive, for a reason other than one specified in Section 6.3 above, then for a period of one (1) year after the effective date of such termination, Executive shall not, directly or indirectly, work for or provide services to or own an equity interest (except for a Permissible Investment) in any person, firm or entity engaged in the casino gaming, card club or horseracing business which competes against Company in any “market” in which Company owns or operates a casino, card club or horseracing facility. For purposes of this Agreement, “market” shall be defined as the area within a one hundred (100) mile radius of any casino, card club or horseracing facility owned or operated by Company.

7.5 No Hire Away Policy. In the event this Agreement is terminated prior to the normal expiration of the Term, either by Company for cause under Section 6.1 above, or by

Executive, for a reason other than one specified in Section 6.3 above, then for a period of one (1) year after the effective date of such termination, Executive shall not, directly or indirectly, for himself or on behalf of any entity with which he is affiliated or employed, hire any person known to, or who should have been known to Executive to be an employee of Company or any of its subsidiaries (or any person known to, or who should have been known to Executive to have been such an employee within six (6) months prior to such occurrence). Executive shall not be deemed to hire any such person so long as he did not directly or indirectly engage in, participate in or encourage such hiring.

7.6 No Solicitation. During the Term and for a period of one (1) year thereafter, or for a period of one (1) year after earlier termination of this Agreement prior to expiration of the Term, and regardless of the reason for such termination (whether by Company or Executive), Executive shall not directly or indirectly, for himself or on behalf of any entity with which he is affiliated or employed, solicit or recruit any employee of Company or any of its subsidiaries (or any person who was such an employee within six (6) months prior to such occurrence) or encourage or advise any such employee to leave the employment of Company or any of its subsidiaries.

7.7 Non-Solicitation of Customers. During the Term and for a period of one (1) year thereafter, or for a period of one (1) year after the earlier termination of this Agreement prior to the expiration of the Term, and regardless of the reason for such termination (whether by Company or Executive), Executive shall not use customer lists or Confidential Material to solicit any customers of Company or its subsidiaries or any of their respective casinos or card clubs, or knowingly encourage, solicit or persuade any such customers to leave Company’s casinos or card clubs or knowingly encourage, solicit or persuade any such customers to use the facilities or services of any competitor of Company or its subsidiaries.

7.8 Irreparable Injury. The promised service of Executive under this Agreement and the other promises of this Article 7 are of special, unique, unusual, extraordinary, or intellectual character, which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.

7.9 Remedies for Breach. Executive agrees that money damages will not be a sufficient remedy for any breach of the obligations under this Article 7 and Article 2 hereof and that Company shall be entitled to injunctive relief (which shall include, but not be limited to, restraining Executive from directly or indirectly working for or having an ownership interest (except for a Permissible Investment in any person engaged in the casino, gaming or horseracing businesses in any market which Company or its affiliates owns or operates any such business, using or disclosing the Confidential Material) and to specific performance as remedies for any such breach. Executive agrees that Company shall be entitled to such relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of proving actual damages and without the necessity of posting a bond or making any undertaking in connection therewith. Any such requirement of a bond or undertaking is hereby waived by Executive and Executive acknowledges that in the absence of such a waiver, a bond or undertaking might otherwise be required by the court. Such remedies shall not be deemed to be the exclusive remedies for any breach of the obligations in this Article 7, but shall be in addition to all other remedies available at law or in equity.

ARTICLE 8

ARBITRATION

8.1 General. Except for a claim for injunctive relief under Section 7.9, any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Article 8 and the then most applicable rules of the American Arbitration Association. This agreement to arbitrate shall survive the expiration of this agreement and shall cover all issues relevant to the employment of Executive by Company. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the parties otherwise, any arbitration shall take place in Clark County, Nevada.

8.2 Selection of Arbitrator. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the “Independent” (or “Gold Card”) list of retired judges or, at the option of Executive, from a list of nine (9) persons (which shall be retired judges or corporate or litigation attorneys experienced in executive employment agreements) provided by the office of the American Arbitration Association having jurisdiction over Clark County, Nevada. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

8.3 Applicability of Arbitration; Remedial Authority. This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, stockholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgement if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

8.4 Fees and Costs. Any filing or administrative fees shall be borne initially by the party requesting arbitration. The Company shall be responsible for the costs and fees of the arbitration, unless Executive wishes to contribute (up to fifty percent (50%)) of the costs and fees of the arbitration. Notwithstanding the foregoing, the prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.

8.5 Award Final and Binding. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

ARTICLE 9

MISCELLANEOUS

9.1 Amendments. The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the signed written consent of the parties sought to be bound by such waiver, alteration, amendment or repeal.

9.2 Entire Agreement. This Agreement and the Non-Qualified Stock Option Agreement of even date herewith constitute the total and complete agreement of the parties and supersedes all prior and contemporaneous understandings and agreements heretofore made, and there are no other representations, understandings or agreements.

9.3 Counterparts. This Agreement may be executed in one of more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. Facsimile signatures shall be deemed original so long as the manually executed signature is delivered as soon as practicable.

9.4 Severability. Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by an arbitrator or a court of competent jurisdictionto be invalid or unenforceable, the court or arbitrator finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement. Any term or provision which cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.

9.5 Waiver or Delay. The failure or delay on the part of Company, or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof. A waiver, to be effective, must be in writing and signed by the party making the waiver. A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.

9.6 Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein.

9.7 No Assignment or Transfer by Executive. Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by Executive. Any purported assignment or transfer by Executive shall be void.

9.8 Necessary Acts. Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.

9.9 Governing Law. This Agreement and all subsequent agreements between the parties shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Nevada.

9.10 Notices. All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served on the party to whom notice is to be given, or 48 hours after mailing, if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, and properly addressed to the party at his address set forth as follows or any other address that any party may designate by written notice to the other parties:

To Executive:

Stephen H. Capp

30 Orchard Hill Lane

Greenwich, Connecticut 06831

Telephone: 203 552 1673

Facsimile: 203 552 1673

To Company:

Pinnacle Entertainment, Inc.

Suite 1800

3800 Howard Hughes Parkway

Las Vegas, NV 89109

Attn: John A. Godfrey

Telephone: 702 784 7777

Facsimile: 702 784 7778

with copy to:

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, CA 90067-4276

Attn: Al Segel

Telephone: 310 277 1010

Facsimile: 310 284 3052

9.11 Headings and Captions. The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.

9.12 Construction. All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the parties hereby.

9.13 Counsel. Executive has been advised by Company that he should consider seeking the advice of counsel in connection with the execution of this Agreement and Executive has had an opportunity to do so. Executive has read and understands this Agreement, and has sought the advice of counsel to the extent he has determined appropriate. The Company shall reimburse Executive for the reasonable fees and expenses of Executive’s counsel in connection with this Agreement.

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9.14 Withholding of Compensation. Executive hereby agrees that Company may deduct and withhold from the compensation or other amounts payable to Executive hereunder or otherwise in connection with Executive’s employment any amounts required to be deducted and withheld by Company under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

EXECUTIVE		COMPANY

STEPHEN H. CAPP		PINNACLE ENTERTAINMENT, INC.

By:	/s/ STEPHEN H. CAPP		/s/ DANIEL R. LEE
		By:	Daniel R. Lee
		Its:	Chief Executive Officer

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